Exhibit 99

News Release


Contact: Kevin Heine
         212-635-1569


For Immediate Release
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       The Bank of New York Signs Non-Prosecution Agreement with the
U.S. Attorney's Offices for the Eastern and Southern Districts of New York



NEW YORK, November 8, 2005 - The Bank of New York has entered into a non-prosecution agreement with the U.S. Attorney's Offices for the Eastern and Southern Districts of New York. As previously disclosed, the Company has been cooperating with their investigations related to actions by bank employees that facilitated a fraudulent scheme conducted by a former customer of one of the bank's Long Island branch offices and certain funds transfer activities to and from Russia from 1996-1999.

Among other things, the non-prosecution agreement outlines a series of measures, many of which are already completed and others that are well underway, to enhance the Company's procedures for monitoring and reporting suspicious activity. The Company has agreed to pay restitution and forfeiture totaling $38 million, all of which has been previously reserved.

"We are satisfied that reaching this agreement is in the best interest of our Company and all of our constituents," said Thomas A. Renyi, chairman and chief executive officer of The Bank of New York Company, Inc. "We are taking the right steps in today's environment to ensure sound business practices. The measures we have agreed to implement under the agreement, and the progress we have made to date, are all designed to continue to strengthen our policies and procedures. These measures will not impede our ability to pursue our business strategies and grow the Company."

The Bank of New York Company, Inc. (NYSE: BK) is a global leader in providing a comprehensive array of services that enable institutions and individuals to move and manage their financial assets in more than 100 markets worldwide. The Company has a long tradition of collaborating with clients to deliver innovative solutions through its core competencies: securities servicing, treasury management, investment management, and individual & regional banking services. The Company's extensive global client base includes a broad range of leading financial institutions, corporations, government entities, endowments and foundations. Its principal subsidiary, The Bank of New York, founded in 1784, is the oldest bank in the United States and has consistently played a prominent role in the evolution of financial markets worldwide. Additional information is available at www.bankofny.com.

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